Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-267555 on Form N-2 of our report dated November 19, 2021, relating to the financial statements and financial highlights of Tekla World Healthcare Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights”, “Senior Securities”, and “Experts” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 10, 2022